Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Pricing Supplement No. 6,583 Filed pursuant to Rule 433 Registration Statement Nos. 333-275587; 333-275587-01 February 14, 2025

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® S&P® Oil & Gas Exploration & Production ETF and the SPDR® S&P® Biotech ETF due March 4, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlyings	SPDR® S&P® Oil & Gas Exploration & Production ETF (the “XOP Shares”) and SPDR® S&P® Biotech ETF (the “XBI Shares”) (each referred to as an “underlying,” and collectively as the “underlyings”)
Pricing date*	February 20, 2025
Original issue date*	February 25, 2025
Face amount	$1,000 per security
Contingent fixed return	At least 15.75% of the face amount ($157.50 per face amount, to be determined on the pricing date)
Maturity payment amount (per security)

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

●If the ending price of the lowest performing underlying is greater than or equal to its threshold price:

$1,000 + contingent fixed return; or

●If the ending price of the lowest performing underlying is less than its threshold price:

$1,000 + ($1,000 × underlying return of lowest performing underlying)

If the ending price of the lowest performing underlying is less than its threshold price, you will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

Underlying return	For each underlying, (ending price - starting price) / (starting price)
Lowest performing underlying	The underlying with the lowest underlying return
Maturity date*	March 4, 2026
Starting price	For each underlying, its fund closing price on the pricing date
Ending price	For each underlying, its fund closing price on the calculation day
Threshold price	For each underlying, 75% of the starting price
Calculation day*	February 27, 2026, subject to postponement for non-trading days and certain market disruption events.
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $23.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $5.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61778CJQ9
Tax considerations	See preliminary pricing supplement

Hypothetical payout profile***

The lowest performing underlying
The securities
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Maturity payment amount per security
$1,000 face amount + $157.50 hypothetical contingent fixed return
25% contingent downside protection
-100%
-80%
-60%
-40%
-25%
-20%
0%
15.75%
20%
40%
60%
80%
100%
Underlying return of the lowest performing underlying

***assumes a contingent fixed return of 15.75% of the face amount ($157.50 per face amount, to be determined on the pricing date)

A decline in EITHER of the underlyings below its respective threshold price will result in a significant loss of your investment, even if the other underlying has appreciated or has not declined as much. You may lose a significant portion or all of your investment.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $975.30, or within $25.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement for principal at risk securities and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary pricing supplement: https://www.sec.gov/Archives/edgar/data/1666268/000183988225009131/ms6583_424b2-04698.htm

*subject to change

**In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement and product supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement for principal at risk securities and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest, and you will lose more than 25%, and possibly all, of the face amount of your securities at maturity if the ending price of the lowest performing underlying is less than its respective threshold price.

●Your potential return on the securities is fixed and limited.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the securities is not linked to the values of the underlyings at any time other than the calculation day.

●Investing in the securities is not equivalent to investing in the underlyings or the stocks composing the fund underlying indices.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlyings

●You are exposed to the price risk of each underlying.

●Because the securities are linked to the performance of the lowest performing underlying, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the oil and gas exploration and production sector.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the biotechnology sector.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlyings.

●Adjustments to the underlyings or the fund underlying indices could adversely affect the value of the securities.

●Historical prices of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities.

For more information about the underlyings, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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